Exhibit 10.1

FORM OF ADVISORY AGREEMENT

BETWEEN

MVP REIT II, INC.,

MVP REIT II OPERATING PARTNERSHIP, LP,

AND

MVP REALTY ADVISORS, LLC

TABLE OF CONTENTS

Page(s)

DEFINITIONS	1

APPOINTMENT	4

DUTIES OF THE ADVISOR	4

AUTHORITY OF ADVISOR	6

BANK ACCOUNTS	7

RECORDS; ACCESS	7

LIMITATIONS ON ACTIVITIES	7

RELATIONSHIP WITH DIRECTORS	8

FEES	8

EXPENSES	9

OTHER SERVICES	11

REIMBURSEMENT TO THE ADVISOR	11

RELATIONSHIP OF THE PARTIES	11

OTHER ACTIVITIES OF THE ADVISOR	12

TERM OF AGREEMENT	12

TERMINATION BY THE PARTIES	12

ASSIGNMENT TO AN AFFILIATE	12

PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION	12

INDEMNIFICATION BY THE COMPANY	13

INDEMNIFICATION BY ADVISOR	14

EXCLUSION OF CERTAIN TRANSACTIONS	14

NON-SOLICITATION	14

THE MVP NAME	15

NOTICES	15

MODIFICATION	16

SEVERABILITY	16

CONSTRUCTION	16

ENTIRE AGREEMENT	16

INDULGENCES, NOT WAIVERS	16

GENDER	16

TITLES NOT TO AFFECT INTERPRETATION	16

EXECUTION IN COUNTERPARTS	16

FORM OF ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of the      day of June, 2015 (this “Agreement”), is entered into by and between MVP REIT II, Inc., a Maryland corporation (the “Company”), MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) and MVP Realty Advisors, LLC, a Nevada limited liability company (the “Advisor,” and together with the Company and the Operating Partnership, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all Investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” has the meaning set forth in the Charter.

“Acquisition Fees” has the meaning set forth in the Charter.

“Advisor” means MVP Realty Advisors, LLC, a Nevada limited liability company, any successor advisor to the Company or any Person to which MVP Realty Advisors, LLC or any successor advisor subcontracts substantially all of its functions.

“Affiliate” or “Affiliated” has the meaning set forth in the Charter. For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.

“Asset” has the meaning set forth in the Charter.

“Asset Management Fee” means the fee payable to the Advisor pursuant to Section 9(d).

“Average Invested Assets” has the meaning set forth in the Charter.

“Board” or “Board of Directors” has the meaning set forth in the Charter.

“Bylaws” has the meaning set forth in the Charter.

“Cause” means, with respect to the termination of this Agreement, fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by the Advisor or a material breach of this Agreement by the Advisor.

“Charter” means the Articles of Incorporation of the Company, as amended from time to time.

“Code” has the meaning set forth in the Charter.

“Company” has the meaning set forth in the preamble of this Agreement.

“Competitive Real Estate Commission” has the meaning set forth in the Charter.

“Contract Sales Price” means the total consideration received by the Company for the sale of an Investment.

“Director” has the meaning set forth in the Charter.

“Disposition Fees” means the fees payable to the Advisor pursuant to Section 9(c).

“Distributions” has the meaning set forth in the Charter.

“Effective Date” means the commencement date of the Initial Public Offering.

“Excess Amount” has the meaning set forth in the Charter.

“Expense Year” has the meaning set forth in Section 12.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Good Reason” means, with respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

“Gross Proceeds” has the meaning set forth in the Charter.

“Indemnitee” has the meaning set forth in the Charter.

“Independent Director” has the meaning set forth in the Charter.

“Initial Public Offering” has the meaning set forth in the Charter.

“Joint Ventures” has the meaning set forth in the Charter.

“Listing” has the meaning set forth in the Charter.

“Loan” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Minimum Offering Amount” means that the Company receives and accepts a minimum offering amount of $2,000,000 (including Shares purchased by the Company’s sponsor, its affiliates and the Company’s officers and directors) in Gross Proceeds pursuant to the Initial Public Offering.

“NASAA REIT Guidelines” has the meaning set forth in the Charter.

“Net Income” has the meaning set forth in the Charter.

“Offering” has the meaning set forth in the Charter.

“Operating Partnership” has the meaning set forth in the Charter.

“Operating Partnership Agreement” means the Limited Partnership Agreement of MVP REIT II Operating Partnership, LP.

“OP Limited Partnership Interests” means Limited partnership interests in the Operating Partnership.

“Organization and Offering Expenses” has the meaning set forth in the Charter.

“Person” has the meaning set forth in the Charter.

“Primary Offering” means the portion of an Offering other than the Shares offered pursuant to the Company’s distribution reinvestment plan.

“Property” or “Properties” has the meaning set forth in the Charter.

“Property Manager” means an Affiliated entity that has been retained to perform and carry out property-management services at one or more of the Properties.

“Prospectus” has the meaning set forth in the Charter.

“Real Property” has the meaning set forth in the Charter.

“Registration Statement” shall mean the Company’s registration statement on Form S-11 (Registration Number 333-[    ]), as amended from time to time, filed with the SEC in connection with the Initial Public Offering.

“REIT” has the meaning set forth in the Charter.

“Sale” or “Sales” has the meaning set forth in the Charter.

“Sales Commission” means an amount up to 6.5% of Gross Proceeds from the sale of Shares in the Primary Offering payable to non-affiliated Selling Agents with respect to Shares sold by them.

“Selling Agents” has the meaning set forth in the Charter.

“Shares” has the meaning set forth in the Charter.

“Sponsor” has the meaning set forth in the Charter.

“Stockholder” has the meaning set forth in the Charter.

“Termination Date” has the meaning set forth in the Charter.

“Termination Event” means the termination or nonrenewal of this Agreement (i) in connection with a merger, sale of assets or transaction involving the Company pursuant to which a majority of the Directors then in office are replaced or removed, (ii) by the Advisor for Good Reason or (iii) by the Company and the Operating Partnership other than for Cause.

“Total Operating Expenses” has the meaning set forth in the Charter.

“2%/25% Guidelines” has the meaning set forth in the Charter.

2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. DUTIES OF THE ADVISOR. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Board, and as amended from time to time with the approval of the Stockholders. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Charter and Bylaws of the Company and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:

(a) assist in the development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents and obtaining all required regulatory approvals of such documents, coordination of the due diligence process relating to selling agents and their review of any prospectus and other offering and Company documents, approval of the Selling Agents and negotiation of the related selling agreements, creation and implementation of various technology and electronic communications related to this Offering, along with the Selling Agent(s), the negotiation and coordination with the Company’s transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions and all other services related to this Offering, other than services that (i) the Company elects to perform directly or (ii) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state;

(b) serve as the Company’s and the Operating Partnership’s investment and financial advisor, obtain certain market research and economic and statistical data in connection with the Company’s investments and investment objectives and policies, monitor and evaluate the performance of the Company’s investments and provide financial and operational planning services and investment portfolio management functions;

(c) provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;

(d) investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors and any and all agents for any of the foregoing, including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;

(e) consult with the officers and Directors of the Company and assist the Board in the formulation and implementation of the Company’s financial policies and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(f) subject to the provisions of Section 4 of this Agreement, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of investments to the Board and make investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, the Company’s investments; (vi) enter into leases and service contracts for Properties and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Properties; (vii) actively oversee and manage Assets for purposes of meeting the Company’s investment objectives; (vii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (viii) oversee the performance of the Property Manager or third-party property managers who perform services for the Company or the Operating Partnership; (ix) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (x) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xi) recommend various liquidity events to the Board when appropriate;

(g) provide the Board with periodic reports regarding prospective investments upon request of the Board, coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain aspects of this Agreement and oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(h) make investments in, and dispositions of, Assets within the discretionary limits and authority as granted by the Board;

(i) negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, monitor and oversee the service of the Company’s debt facilities and other financings, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;

(j) obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Assets or contemplated investments of the Company and the Operating Partnership;

(k) from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates;

(l) provide the Company and the Operating Partnership with all necessary cash management services and manage and coordinate with the transfer agent the process of making distributions and payments to stockholders;

(m) consult with the Company’s officers and Directors and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations and provide the Company’s officers and Directors with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters and policies and procedures relating to the corporate governance structure of the Company;

(n) do all things necessary to assure its ability to render the services described in this Agreement;

(o) deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Properties as may be required to be obtained by the Board, maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements, maintain all appropriate books and records of the Company and oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law;

(p) notify the Board of all proposed material transactions before they are completed; and

(q) effect any private placement, tenancy-in-common or other interests in Assets as may be approved by the Board.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4. AUTHORITY OF ADVISOR.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b) Notwithstanding the foregoing, any investment in Properties, including any financing of such investment, will require the prior approval of the Board, except that the Board may delegate to the Advisor the authority to invest in Properties, pursuant to investment guidelines approved by the Board, without the prior approval of the Board. The Advisor will deliver to the Board all documents and other information required by the Board or any committee of the Board, as the case may be, to evaluate a proposed investment in any Property that requires the prior approval of the Board (and any financing related to such proposed investment).

(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d) The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(e) The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5. BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

6. RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by the officers, counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

7. LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Charter or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and partners, directors, officers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 19 of this Agreement.

8. RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Charter.

9. FEES.

(a) Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment, exchange, sourcing or origination) of Assets. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 2.25% of (i) the cost of all Assets, including Acquisition Expenses and any debt attributed to such Assets and excluding Acquisition Fees, or (ii) the amount funded by the Company to acquire or originate a Loan, including Acquisition Expenses related to such Investments and any debt used to fund the acquisition or origination of a Loan and excluding Acquisition Fees. With respect to the acquisition of Properties through a Joint Venture, the Acquisition Fee payable by the Company to the Advisor shall equal 2.25% of the Company’s allocable cost of such Properties, including Acquisition Expenses and any debt attributed to such Properties and excluding Acquisition Fees. The Advisor shall submit an invoice to the Company following the closing or closings of each investment, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

(b) Limitation on Total Acquisition Fees and Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses shall not exceed 6.0% of the “contract purchase price,” as defined in the Charter, of all Assets acquired unless a majority of the Board (including a majority of the Independent Directors) not otherwise interested in the transaction approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

(c) Disposition Fees. If the Advisor provides a substantial amount of services, as determined by the Independent Directors in connection with a Sale, the Company shall pay a Disposition Fee to the Advisor equal to the lesser of (i)(A) where a brokerage commission is also payable to a third party, one-half of the aggregate brokerage commission paid, including brokerage commissions payable to third parties, or (b) where no brokerage commission is payable to any third party, the Competitive Real Estate Commission; or (ii) 3.0% of the Contract Sales Price. Prior to the occurrence of a liquidity event, such as a Listing of the Shares on a national securities exchange, the Disposition Fee will accrue upon the Sale of Real Property, but will become payable only after the Stockholders have received (or are deemed to have received), in the aggregate, total returns on the then outstanding Shares equal to the invested capital attributable to those shares plus a 6.0% cumulative, non-compounded, annual pre-tax return on such invested capital. For the avoidance of doubt, any Disposition Fee earned following a liquidity event shall be payable when earned. With respect to a Property held in a Joint Venture, the Disposition Fee will be equal to the percentage of the “contract purchase price” reflecting the Company’s economic interest in the Joint Venture. Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each investment shall not exceed the lesser of the Competitive Real Estate Commission or 6.0% of the Contract Sales Price.

(d) Asset Management Fee. The Advisor shall receive the Asset Management Fee as compensation for services rendered pursuant to Section 3 of this Agreement in connection with the management of the Company’s Assets. The Asset Management Fee shall be calculated and paid monthly and consists of a monthly fee of one-twelfth of 1.0% of (i) the cost of each Asset then held by the Company, without deduction for depreciation, bad debts or other non-cash reserves, or (ii) the Company’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing on the investment. For any month in which an Asset is disposed of, the Company shall prorate the portion of the Asset Management Fee related to that specific Asset by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month. Following the determination of the Company’s net asset value (to occur on a date not later than 150 days following the second anniversary of the date that the Company raises the Minimum Offering Amount), the Asset Management Fee will be based on the value of the Company’s assets rather than their historical cost. The Asset Management Fee shall be payable in arrears for each month on the first of each succeeding month.

10. EXPENSES.

(a) In addition to the fees paid to the Advisor pursuant to Section 9 of this Agreement and subject to the limitations set forth in the Charter, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for certain expenses paid or incurred by the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:

(i) Acquisition Expenses incurred in connection with the selection and acquisition of investments subject to the aggregate 6.0% cap on Acquisition Fees and Acquisition Expenses set forth in Section 9(b);

(ii) the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iii) interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv) taxes and assessments on income of the Company or Assets;

(v) costs associated with insurance required in connection with the business of the Company or by the Board;

(vi) expenses of managing and operating Assets, whether payable to an Affiliate of the Company or a non-Affiliated Person;

(vii) expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(viii) expenses associated with a Listing, if applicable;

(ix) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(x) expenses of organizing, revising, amending, converting, modifying or terminating the Company or the Charter;

(xi) expenses of maintaining communications with Stockholders, including the cost of preparation, printing and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xii) administrative service expenses (including (a) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives Acquisition Fees, Disposition Fees or property management fees or real estate sales commissions, and (b) the Company’s allocable share of other overhead of the Advisor such as rent and utilities);

(xiii) audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xiv) out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and

(xv) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

(b) The Advisor will be responsible for payment of any and all Organization and Offering Expenses incurred by the Advisor or its Affiliates on behalf of the Company in connection with the Initial Public Offering, and will not seek or be entitled to reimbursement from the Company for any such expenses.

(c) Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Company and the Operating Partnership shall also reimburse the Advisor for expenses, to the extent the Advisor is entitled to reimbursement, that are incurred on behalf of the Company or the Operating Partnership prior to the execution of this Agreement. The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter. Notwithstanding anything this Agreement to the contrary, the expenses enumerated in this Section 10 shall not become reimbursable to the Advisor unless and until the Company raises the Minimum Offering Amount.

11. OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

12. REIMBURSEMENT TO THE ADVISOR. The Company may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however, that the Company shall not reimburse the Advisor at the end of any fiscal quarter commencing on the fourth fiscal quarter after the quarter in which the Company makes its first investment in an Asset, for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such 12-month period. The Company shall not reimburse the Advisor during any fiscal quarter for Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed the 2%/25% Guidelines for such year (the “Excess Amount”), unless the Independent Directors determine that such excess was justified, based on unusual and non-recurring factors which they deem sufficient, in which case the Excess Amount may be reimbursed. Any Excess Amount paid to the Advisor during a fiscal quarter without the Independent Directors determining that such expenses were justified shall be repaid to the Company. Within 60 days after the end of any fiscal quarter of the Company for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines and the Independent Directors determined that such expenses were justified, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to receive Acquisition Fees, Asset Management Fees or real estate commissions. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

13. RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners of joint venturers or impose any liability as such on either of them.

14. OTHER ACTIVITIES OF THE ADVISOR. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If the Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to use its best efforts to ensure that the method by which investments are to be allocated to the competing investment entities is reasonable, described in the Prospectus, and applied fairly to the Company.

15. TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the Parties. The Company will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

16. TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor, (ii) upon 60 days’ written notice without Cause and without penalty by a majority of the Independent Directors of the Company or (iii) upon 60 days’ written notice with Good Reason by the Advisor. The provisions of Sections 17 through 31 survive termination of this Agreement.

17. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate with the approval of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership is bound by this Agreement.

18. PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii) deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv) cooperate with the Company and the Operating Partnership to provide an orderly management transition.

19. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Charter or the provisions of Section II.G of the NASAA REIT Guidelines. In addition, the Company and the Operating Partnership shall indemnify and hold harmless the officers of the Company and the Advisor and its Affiliates from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the Charter. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(a) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(b) the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(c) such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(d) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(b) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a stockholder acting in such stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c) the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

20. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21. EXCLUSION OF CERTAIN TRANSACTIONS. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which a Director or an officer of the Company, and the Advisor, or any Affiliate of the Company, the Operating Partnership or the Advisor has a direct or indirect interest, then such transaction shall be approved by a majority of the disinterested members of the Board and also by a majority of the Independent Directors.

22. NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire on behalf of the Company or any other person or entity, any person who has left its employment within the one year period following the termination of that person’s employment the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

23. THE MVP NAME. The Sponsor, the Advisor and their Affiliates have a proprietary interest in the name “MVP.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “MVP” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or an Affiliate thereof to perform the services of Advisor, the Company (including the Operating Partnership) will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “MVP” or any derivative thereof and the Company and the Operating Partnership shall change the name of the Company and the Operating Partnership to a name that does not contain the name “MVP” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “MVP.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “MVP” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the Operating Partnership.

24. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the Party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Board and to the Company:	MVP REIT II, Inc. 12730 High Bluff Drive, #410 San Diego, California 92130 Facsimile: [ ] Attention: Michael V. Shustek

with a copy to (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street NE Atlanta, Georgia 30309 Attention: Rosemarie A. Thurston

To the Operating Partnership:	MVP REIT II Operating Partnership, LP 12730 High Bluff Drive, #410 San Diego, California 92130 Facsimile: [ ] Attention: [ ]

To the Advisor:	MVP Realty Advisors, LLC 12730 High Bluff Drive, #410 San Diego, California 92130 Facsimile: [__] Attention: [__]

Any Party may at any time give notice in writing to the other Parties of a change in its address for the purposes of this Section 23.

25. MODIFICATION. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto or their respective successors or assignees.

26. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

27. CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.

28. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

29. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

30. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

31. TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

32. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

MVP REIT II, Inc.

By:
Michael V. Shustek
Chief Executive Officer

MVP REIT II Operating Partnership, LP

By:	MVP REIT II, Inc., its General Partner

By:
Michael V. Shustek
Chief Executive Officer

MVP Realty Advisors, LLC

By:
Michael V. Shustek
Chief Executive Officer

Signature Page to Advisory Agreement